                                                              September 13, 2001

                                                               Media: Josh Reiss
                                                                  (713) 267-3740
                                                            Investors: Ron Kurtz
                                                                  (713) 267-3686

                            MAXXAM INC. VINDICATED BY
              RECOMMENDED DECISION OF OFFICE OF THRIFT SUPERVISION
                            ADMINISTRATIVE LAW JUDGE

HOUSTON, Texas (September 13, 2001) - MAXXAM announced today that Office of
Thrift Supervision (OTS) Administrative Law Judge Arthur Shipe has issued a
Recommended Decision in favor of the Company and its Chairman and CEO Charles
Hurwitz on each and every claim alleged by the OTS.

The OTS sought a judgment in excess of $820 million. Judge Shipe has recommended that the agency should receive nothing and that all counts be dismissed.

"Judge Shipe's action represents the vindication of MAXXAM and Charles Hurwitz as we have always said would be the case," commented J. Kent Friedman, Vice
Chairman and General Counsel of MAXXAM Inc.

Judge Shipe also concluded that:

-    "Mr. Hurwitz testified freely and credibly, answering all questions posed to him to the best of his ability . . . The record amply demonstrates that his activities at UFG and USAT were intended for their benefit . . ."
     (p.74)

-    The OTS treated the record of the case in a manner that was "not acceptable." (p. 43)

-    The OTS presented "no plausible basis" and "not a scintilla of evidence" to support one of its main charges. (p. 51)

-    The OTS extracted language from evidence and presented it in its filings to the court in a manner that was "clearly a distortion." (p. 68)

-    The OTS engaged in "denigrations" and "unseemly name calling for advocacy purposes" with "rhetoric . . . ill-fitted to this case." (p. 72)

The OTS's administrative action is in effect a lawsuit by the Federal Deposit
Insurance Corporation (FDIC), which entered into a Letter Agreement with the OTS to support and finance duplicative litigation. Under the terms of this Letter
Agreement, the FDIC has improperly used its own funds to finance an OTS administrative proceeding against MAXXAM and Mr. Hurwitz over the same set of facts presented by the FDIC in separate federal court litigation pending in
Houston before Judge Lynn N. Hughes. This inter-agency litigation funding agreement is currently the subject of a federal counterclaim brought against the
FDIC by MAXXAM.

Judge Shipe's Recommended Decision will be forwarded to the OTS Director who will consider whether to accept or change the Recommended Decision and then render a final Order. MAXXAM believes that the Director should accept the
Recommended Decision as final.

Copies of Judge Shipe's Recommended Decision are available online at
www.bureaucraticshellgame.com, MAXXAM Inc.'s web site concerning the improper litigation of the FDIC and OTS.

                                   150-091301